Exhibit 99.24(b)10

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information and to the use of our reports (1) dated February 20, 2013, with respect to the financial statements of Thrivent Life Insurance Company, (2) dated April 22, 2013, with respect to the financial statement schedules of Thrivent Life Insurance Company listed on pages F-22 through F-24 of the Registration Statement and (3) dated April 22, 2013, with respect to the financial statements of TLIC Variable Annuity Account A in Post-Effective Amendment No. 38 to the Registration Statement on Form N-4 and related Prospectus of TLIC Variable Annuity Account A.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota

April 22, 2013